Milberg Weiss Announces Class Action Filed Against United Technologies for Illegal Payoffs in Connection With Its Purchase of International Comfort Products Corporation


SAN DIEGO--(BUSINESS WIRE)--July 27, 1999--Milberg Weiss announced that a securities class action was commenced today in the United States District Court for the Middle District of Tennessee on behalf of persons who tendered shares of International Comfort Products Corporation ("ICP") (AMEX:ICP - news) to United Technologies Corporation (NYSE:UTX - news) and its wholly-owned subsidiary, Triton Acquisitions Limited (collectively, "UTC"), in connection with UTC's offer to purchase the outstanding shares of ICP at $11.75 per share (the "Tender Offer").

The complaint charges UTC and certain of its senior executives with violations of the federal securities laws arising out of defendants' unlawful payments of as much as $30 million to senior ICP executives to obtain their assistance and support in consummating the Tender Offer. Plaintiff alleges that by offering to pay and/or paying tens of millions of dollars of special payments to senior ICP executives, defendants have violated the provisions of
Section 14 of the Securities Exchange Act of 1934 and the SEC regulations promulgated thereunder.

Plaintiff seeks to recover damages on behalf of all public stockholders of ICP who tendered their common stock to defendants in the Tender Offer (the "Class"). The plaintiffs are represented by several law firms, including Milberg Weiss Bershad Hynes & Lerach LLP, who have expertise in prosecuting investor class actions and extensive experience in actions involving financial fraud.

Milberg Weiss has been actively engaged in commercial litigation, emphasizing securities and antitrust class actions, for more than 30 years. The firm has offices in New York, San Diego, San Francisco, Los Angeles and Boca Raton and is active in major litigation pending in federal and state courts throughout the United States. The firm's reputation for excellence has been recognized on repeated occasions by courts which have appointed the firm to major positions in complex multi-district or consolidated litigations. Milberg Weiss has taken a lead role in numerous important actions on behalf of defrauded investors, and has been responsible for a number of outstanding recoveries which, in the aggregate, total approximately $2 billion. Visit the firm's Web site at http://www.milberg.com.

If you are a member of the Class described above and wish to serve as lead plaintiff of the Class, you must, no later than 60 days from today, move the Court. If you wish to discuss this action or have any questions concerning this notice or your rights or interests, please contact plaintiffs' counsel, William Lerach or Darren Robbins of Milberg Weiss at 800/449-4900 or via e-mail at wsl@mwbhl.com.

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Contact:

     Milberg Weiss Bershad Hynes & Lerach, LLP
     William Lerach, 800/449-4900
     wsl@mwbhl.com